CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               WORLD CALLNET, INC.

         The undersigned, being the President and Secretary of WORLD CALLNET, INC., (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

         1. The name of the Corporation (hereinafter referred to as the "Corporation") is World CallNet, Inc. The date of filing the original certificate of incorporation with the Secretary of State of Delaware was December 28, 1992.

         2. Article FOUR of the Certificate of Incorporation of the Corporation is hereby amended to be and read as follows:

         "FOUR: Capital Stock. (A) The total number of shares which the corporation shall have authority to issue is 110,000,000, all of which have a par value of $0.001; 100,000,000 of said shares are Common Stock and 10,000,000 of said shares are Preferred Stock.

                  (B)   The   powers,    preferences   and   rights,   and   the
         qualifications, limitations and restrictions of the Corporation's Common Stock and Preferred Stock are as follows:

                  (i) holders of the Corporation's Common Stock as a class, have equal ratable rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor and are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, are not redeemable and have no pre-emptive or similar rights; and holders of the Corporation's Common Stock have one non-cumulative vote for each share held of record on all matters to be voted on by the Corporation's stockholders.

                  (ii) the shares of Preferred Stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. The Board of Directors is hereby expressly vested with the authority to determine and fix in the resolution or resolutions providing for the

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                  issuances of Preferred Stock the voting powers,  designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

         3. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and a majority of the Corporation's shareholders in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Paul Goodman Simpson, its President and Jeremy Pell, its Secretary, this 22nd day of May, 2000.

                                                WORLD CALLNET, INC.


                                             By:  /s/Paul Goodman-Simpson
                                                 -------------------------
                                                     Paul Goodman Simpson,
                                                     President



                                             By:  /s/ Jeremy Pell
                                                      --------------------
                                                      Jeremy Pell,
                                                      Secretary